UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 16, 2007
(Date of earliest event reported)
____________________________

PACIFICNET INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

000-24985 (Commission File Number)		91-2118007 (IRS Employer Identification No.)
c/o PacificNet Inc. 23/F, Tower A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China 100028 (Address of Principal Executive Offices and zip code)
011-852-2876-2900
(Registrant’s telephone
number, including area code)
______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 - Non-Reliance on Previously Issued Financial Statement or a Related Audit Report of Completed Interim Review.

On March 12, 2007, PacificNet, Inc. (“PacificNet”) received an e-mail communication, to which was attached a letter dated February 17, 2007 (“March 12 Letter”) from Clancy & Co. P.L.L.C (“Clancy”), the prior independent public accounting firm which provided an audit report on our financial statements for the years ended December 31, 2003, 2004 and 2005. Clancy has stated that the March 12 Letter was initially sent on February 17, 2007 by regular mail to the Company’s Beijing, China headquarters, however, the Company did not receive the letter until it was forwarded in the March 12, 2007 e-mail communication. The March 12 Letter suggested that certain of the criteria by which an option grant date is determined may not have been satisfied in connection with our fixing of the grant date for options. The communication did not include any particular factual information - including which criteria were in question or which option grants might be involved - that would assist the audit committee of our board of directors in determining whether the financial statements for any of the preceding three fiscal years should no longer be relied upon due to an error in our method of accounting for stock option grants. After receipt of the communication, the Company’s Audit Committee and Compensation Committee convened a telephonic meeting on March 17, 2007, at which all members of the Board of Directors, the Company’s executive officers and the Company’s legal counsel attended. As a result of this meeting and per the written request of Clancy, the Audit Committee determined that an independent investigation of these issues should be performed, and engaged the Company’s recently appointed independent public accounting firm, Kabani & Company, Inc. to perform such investigation. . Once the investigation is concluded, Kabani shall present its findings in a written report to the Audit Committee for review. Pending the results of the investigation, a determination will be made as to whether a restatement of our financial statements for the years ended December 31, 2003, 2004 and 2005 will be required.

On March 14, 2007, counsel for Clancy sent a further written communication to our CFO which asserted that the March 12 Letter constituted a “withdrawal” of Clancy’s previously issued audit reports for the fiscal years ended December 31, 2003, 2004 and 2005 and that we were therefore required to file a Current Report on Form 8-K disclosing such fact. After consultation with counsel, the Company’s executive management determined that, in fact, the March 12 Letter did not constitute a withdrawal of such audit reports for several reasons: (i) no particular fiscal years were identified in the March 12 Letter, (ii) the terminology used by accounting firms in withdrawing audit reports was not contained in the March 12 Letter and Clancy did not otherwise state that it was withdrawing its audit reports, and (iv) no indication was contained in the March 12 Letter that Clancy had concluded that it is likely that the financial statements are likely to be misleading, which is a required determination by an independent public accounting firm prior to withdrawing a previously-issued audit report. In response, and to allay any concerns Clancy might have that their communications were not being appropriately addressed by the proper levels within PacificNet, on March 16, 2007, we (i) sent a comprehensive set of internal documents to Clancy reflecting the circumstances regarding certain of our stock option grants in 2004 (due to the cancellation of all options granted in 2005, we do not believe that any issues exist with respect to 2005), and (ii) instructed counsel to inform counsel for Clancy that the Company’s executive management did not concur with their views regarding the need to file a Form 8-K as a result of the March 12 Letter and until such time as Clancy advised PacificNet that action had to be taken or disclosure made to prevent reliance on our previously issued financial statements the Company was not required to file a Form 8-K.

On March 16, 2007,Clancy sent a further written communication in which they stated that their audit reports regarding the financial statements for the years ended December 31, 2004 and 2005 (but not 2003) were withdrawn, resulting in the filing of this report on Form 8-K.

Although a meeting of the audit committee, compensation committee and board of directors was convened on March 17, 2007 to which Clancy was invited to attend so that we could communicate with Clancy regarding the issues discussed above, no response was received from Clancy to the invitation. Subsequently on March 21, 2007, by e-mail communication, the Company’s executive management requested a response from Clancy as to its review of the internal documents regarding certain of our stock option grants that had been previously provided to Clancy. On March 21, 2007, we received by e-mail communication, a response from Clancy which stated that it had reviewed our documents and which set forth its initial response to the information provided.

Notwithstanding the timeliness of the filing of this Form 8-K after receipt of Clancy’s March 16, 2007 communication, Clancy sent further communications to PacificNet stating their belief that the failure to file a Form 8-K following receipt of the March 12 Letter may constitute an “illegal act” for purposes of Section 10A of the Securities Exchange Act of 1934, as amended. Based on the facts involved and upon the advice of counsel, the Company’s executive management do not believe that the lack of filing of a Form 8-K following receipt of the March 12 Letter is an “illegal act” for these purposes as (i) it was not discovered during the course of performing an audit, (ii) the filing was not required until March 22 (at the earliest) based on the written communications received from Clancy on March 16, 2007, and (iii) the lack of filing could not have a material effect on the financial statements of PacificNet. Due to the foregoing, the Company’s executive management has not treated the communication received from Clancy as a notification pursuant to Section 10A of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICNET INC.

Date: March 22, 2007	By:	/s/ Victor Tong

Name: Victor Tong Title: President